Exhibit 99.01

News Release Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS

GAAP Diluted Net Income of $0.34 per Unit
Adjusted Diluted Net Income of $0.35 per Unit
Cash Distribution per Unit of $0.34

New York, NY, July 29, 2011 – AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2011.

“The second quarter of 2011 clearly was challenging,” said Peter S. Kraus, Chairman and Chief Executive Officer.  “Rising concerns over European sovereign debt, unrest in the Middle East, the implications of the Japanese earthquake and signs of a slowdown in the U.S. economic recovery weighed on investment performance and reduced equity investors’ appetite for risk.”

Financial Results	2Q 2011	1Q 2011	2Q 2011 vs 1Q 2011	2Q 2010	2Q 2011 vs 2Q 2010
($ millions except per Unit amounts)

AllianceBernstein L.P.
GAAP basis:
Net Revenues	$728	$755	(4%)	$688	6%
Operating Income	$116	$138	(16%)	$108	7%
Operating Margin, excl. non-controlling interests	16.8%	19.4%		17.0%
Adjusted basis: (1)
Net Revenues (2)	$637	$659	(3%)	$643	(1%)
Operating Income (3)	$126	$144	(13%)	$135	(7%)
Operating Margin	19.7%	21.9%		20.9%

AllianceBernstein Holding L.P.
GAAP Diluted Net Income per Unit	$0.34	$0.42	(19%)	$0.31	10%
Distribution per Unit	$0.34	$0.42	(19%)	$0.31	10%
Adjusted Diluted Net Income per Unit (1)	$0.35	$0.41	(15%)	$0.37	(5%)

(1) See pages 8-9 for reconciliations of GAAP Financial Results to Adjusted Financial Results

(2) Adjusted net revenues exclude investment gains and losses and dividends and interest on deferred compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. They also exclude certain revenues that are reimbursements of pass-through expenses (primarily through our transfer agency).

(3) Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee deferred compensation-related investments, (2) real estate charges, and (3) the net loss or income of consolidated entities attributable to non-controlling interests.

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Kraus continued:  “These near-term challenges, and our continued underperformance in large cap equity services, caused higher client redemptions during the quarter that we were unable to offset with sufficient sales growth.  While the equity markets have been unwilling to reward our core investment discipline, which focuses on long-term value characteristics such as inexpensive cash flows in value stocks and undervalued earnings growth potential in growth stocks, we remain committed to it, and believe that staying true to our core research beliefs is in our clients’ best interest over the long term.   At the same time, we continue to make progress in our firm-wide strategy of diversifying our business to better meet clients’ evolving needs with new and innovative products and services.  During the second quarter, we won Institutional mandates in Customized Retirement Strategies, Real Asset Strategies and Real Estate Opportunities – all new and growing businesses for us.  We increased our Retail gross sales, based on our continued success with new products like Dynamic Asset Allocation.  In Private Client, we’re delivering customized solutions to ultra-high net worth clients in a way that has been very well received.  The ongoing success we’re seeing in implementing these initiatives only reinforces my belief that our long-term strategy is the right one and will ultimately drive stronger performance, flows and operating results.”

The firm’s cash distribution per unit is payable on August 18, 2011, to holders of record of AllianceBernstein Holding Units at the close of business on August 8, 2011.

Market Performance

The global markets began the second quarter of 2011 with strong April performance, followed by declines through most of May and June, finishing the quarter up slightly. The S&P 500 rose 0.1% and the MSCI World Index was up 0.5% for the quarter.

Assets Under Management ($ Billions)

Total assets under management as of June 30, 2011 were $461.0 billion, down 3.4% from March 31, 2011, and up $12.8 billion, or 2.9%, compared to June 30, 2010.

	Institutions	Retail	Private Client	Total
Assets Under Management 6/30/11	$254.5	$129.4	$77.1	$461.0
Net Flows for Three Months Ended 6/30/11	$(14.9)	$(2.0)	$(2.6)	$(19.5)

Net outflows in the Institutions channel were $14.9 billion, compared to net outflows of $12.9 billion in the first quarter of 2011.  Gross sales declined 28% sequentially from $5.2 billion to $3.7 billion during the second quarter of 2011. The pipeline of awarded but unfunded institutional mandates increased $2.2 billion to $6.2 billion at June 30, 2011, the result of several new mandates won across diverse strategies during the quarter. The Retail channel experienced net outflows of $2.0 billion, compared to net outflows of $0.8 billion in the first quarter.  Gross sales increased sequentially from $8.2 billion to $8.5 billion during the second quarter, with particular strength in mutual fund sales.  In the Private Client channel, net outflows of $2.6 billion compared to net outflows of $0.7 billion in the first quarter. Gross sales decreased sequentially from $2.3 billion to $1.5 billion during the second quarter.

Financial Results: GAAP

Net revenues of $728 million increased 6% compared to the second quarter of 2010 driven by lower losses related to deferred compensation investments, higher distribution revenues, particularly from non-US and global fixed income products, and lower seed money investment losses, partially offset by lower Bernstein Research Services revenues and lower investment advisory fees.  Sequentially, net revenues decreased 4% from the first quarter of 2011.  The most significant drivers of the decline were current quarter losses compared to prior quarter gains on deferred compensation investments and seed money investments, lower Bernstein Research Services revenues and lower investment advisory fees, partially offset by higher distribution revenues.  Bernstein Research Services revenues declined 8% from the second quarter of 2010 and 10% from the first quarter of 2011, as a result of lower market volumes.

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Operating expenses were $612 million for the quarter, a year-over-year increase of 5%, due to an increase in base and deferred compensation expenses, as well as higher promotion and servicing costs associated with increased business activity and new product launches.  These factors were partially offset by lower cash incentive and severance expenses.  Operating expenses decreased 1% sequentially, the result of lower compensation expense, partially offset by higher promotion and servicing expenses.  Promotion and servicing expenses increased 11% compared to the second quarter of 2010, due mainly to higher distribution plan payments, commensurate with increased distribution revenues, and higher travel and entertainment expenses.  Sequentially, promotion and servicing expenses increased 7%, resulting from higher distribution plan payments and higher travel and entertainment expenses.  G&A expenses increased 2% year-over-year, primarily due to higher professional fees.  G&A expenses decreased 1% sequentially.

Operating income for the second quarter of 2011 increased 7% to $116 million compared to the second quarter of 2010, but the operating margin (which includes non-controlling interests) decreased slightly to 16.8% from 17.0%, mainly due to lower investment losses in our consolidated AB Venture Fund (90% of which are offset in net income attributable to non-controlling interest).  Sequentially, operating income declined 16% from $138 million and the operating margin decreased from 19.4%.  Diluted net income per Unit and the cash distribution per Unit for the publicly-traded partnership each increased 10% compared to the second quarter of 2010, to $0.34 from $0.31, and declined 19% sequentially.

Financial Results: As Adjusted

Adjusted net revenues of $637 million were down $6 million compared to the second quarter of 2010 and down $22 million sequentially.  The decrease from the second quarter of 2010 was due to lower Bernstein Research Services revenues in an environment of decreased market volumes, as well as lower base fees.  The sequential decrease was also driven by lower Bernstein Research Services revenues, as well as lower base and performance fees.

Adjusted operating income decreased $9 million, or 7%, from the second quarter of 2010, to $126 million, and the adjusted operating margin decreased to 19.7% from 20.9%.  Lower base advisory fees and lower Bernstein Research Services revenues, as well as higher travel and entertainment and promotion and servicing expenses resulting from increased business activity, were the key drivers of the margin decline.  Compared to the first quarter of 2011, adjusted operating income decreased 13% from $144 million and the adjusted operating margin decreased from 21.9%.  Adjusted diluted net income per Unit for the publicly-traded partnership decreased to $0.35 from $0.37 in the second quarter of 2010 and decreased from $0.41 sequentially.

Unit Repurchases

We engage in open-market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program and purchase Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards.  During the second quarter of 2011, we purchased on the open market approximately 2.5 million Holding Units for $51.3 million.  We intend to continue to engage in open-market purchases of Holding Units, from time to time, to help fund anticipated obligations under our incentive compensation award program.

Second Quarter 2011 Earnings Conference Call Information

Management will review second quarter 2011 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Friday, July 29, 2011. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, David A. Steyn, Chief Operating Officer, and Edward J. Farrell, Interim Chief Financial Officer and Controller.

Parties may access the conference call by either webcast or telephone:

1.       To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.

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2.       To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 81956645.

The presentation that will be reviewed during the conference call will be available on AllianceBernstein’s Investor Relations website shortly after the release of second quarter 2011 financial and operating results on July 29, 2011.

A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AllianceBernstein’s website for one week.  An audio replay of the conference call will also be available for one week.  To access the audio replay, please call (855) 859-2056 from the U.S., or outside the U.S. call (404) 537-3406, and provide conference ID# 81956645.

Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2010 and subsequent Forms 10-Q.  Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC, and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
Our belief that our long-term strategy is the right one and will ultimately drive stronger performance, flows and operating results: Changes and volatility in political, economic, capital market or industry conditions can result in changes in demand for our products and services or impact the value of our assets under management, all of which may significantly hinder our ability to execute on our strategy.  The actual performance of the capital markets and other factors beyond our control will affect our investment success for clients and asset flows.  Furthermore, improved flows depend on a number of factors, including our ability to deliver consistent, competitive investment performance, which cannot be assured, conditions of financial markets, consultant recommendations, and changes in our clients’ investment preferences, risk tolerances and liquidity needs.

•
The pipeline of new institutional mandates not yet funded:  Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
Our intention to continue to engage in open market purchases of Holding Units, from time to time, to help fund anticipated obligations under our incentive compensation award program:  The number of Holding Units needed in future periods to make incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit.

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Qualified Tax Notice

This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b).  Please note that 100% of AllianceBernstein Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business.  Accordingly, AllianceBernstein Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 35%.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At June 30, 2011, AllianceBernstein Holding L.P. owned approximately 37.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 62.4% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our internet site, www.alliancebernstein.com.

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AllianceBernstein L.P. (The Operating Partnership)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME | June 30, 2011

	Three Months Ended
$ thousands, unaudited	6/30/11	3/31/11	6/30/10
Revenues:
Base fees	$504,566	$509,874	$509,825
Performance fees	3,757	5,118	2,963
Bernstein research services	107,609	119,624	117,158
Distribution revenues	92,272	88,827	83,477
Dividend and interest income	4,926	5,092	4,911
Investment gains (losses)	(13,596)	976	(56,532)
Other revenues	29,108	26,855	27,735
Total revenues	728,642	756,366	689,537
Less: Interest expense	648	976	1,194
Net revenues	727,994	755,390	688,343
Expenses:
Employee compensation & benefits	326,867	339,501	312,813
Promotion & servicing
Distribution-related payments	78,557	74,756	71,015
Amortization of deferred sales commissions	9,871	10,326	12,147
Other	59,319	53,342	49,816
General & administrative	131,821	132,891	129,095
Real estate charge	18	18	-
Interest on borrowings	619	686	430
Amortization of intangible assets	5,296	5,435	5,378
Total expenses	612,368	616,955	580,694

Operating income	115,626	138,435	107,649
Non-operating income	-	-	2,258
Income before income taxes	115,626	138,435	109,907
Income taxes	8,243	10,009	13,127
Net income	107,383	128,426	96,780
Net loss (income) of consolidated entities attributable to non-controlling interests	6,756	8,046	9,339
Net Income Attributable to AllianceBernstein Unitholders	$114,139	$136,472	$106,119

Operating margin(1)	16.8%	19.4%	17.0%

(1) Operating income excluding net loss (income) attributable to non-controlling interests as a percentage of net revenues.

AllianceBernstein Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	Three Months Ended
$ thousands except per Unit amounts, unaudited	6/30/11	3/31/11	6/30/10
Equity in Net Income Attributable to AllianceBernstein Unitholders	$42,745	$51,058	$38,925
Income Taxes	7,233	7,378	7,153
Net Income	35,512	43,680	31,772

Additional Equity in Earnings of Operating Partnership (1)	141	243	484
Net Income - Diluted	$35,653	$43,923	$32,256
Diluted Net Income per Unit	$0.34	$0.42	$0.31
Distribution per Unit	$0.34	$0.42	$0.31

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

AllianceBernstein L.P. and AllianceBernstein Holding L.P.
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING

		Weighted Average Units
	Period End	Three Months Ended 6/30/11
	Units	Basic	Diluted
AllianceBernstein L.P.	278,011,850	278,004,870	278,560,578
AllianceBernstein Holding L.P.	105,173,342	103,969,545	104,525,253

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2011
($ billions)

Ending and Average				Three Months Ended
				6/30/2011	3/31/2011
Ending Assets Under Management				$461.0	$477.3
Average Assets Under Management				$474.0	$481.1

Three-Month Changes By Distribution Channel
		Institutions	Retail	Private Client	Total
Beginning of Period		$266.8	$131.0	$79.5	$477.3
Sales/New accounts		3.7	8.5	1.5	13.7
Redemptions/Terminations		(15.3)	(8.6)	(1.4)	(25.3)
Net Cash Flows		(3.3)	(1.9)	(2.7)	(7.9)
Net Flows		(14.9)	(2.0)	(2.6)	(19.5)
Acquisitions		1.1	-	0.1	1.2
Investment Performance		1.5	0.4	0.1	2.0
End of Period		$254.5	$129.4	$77.1	$461.0

Three-Month Changes By Investment Service
	Value	Growth	Fixed Income	Other(1)	Total
Beginning of Period	$137.4	$71.4	$210.0	$58.5	$477.3
Sales/New accounts	1.4	1.2	8.0	3.1	13.7
Redemptions/Terminations	(11.9)	(7.9)	(5.3)	(0.2)	(25.3)
Net Cash Flows	(4.1)	(2.2)	(1.2)	(0.4)	(7.9)
Net Flows	(14.6)	(8.9)	1.5	2.5	(19.5)
Acquisitions	-	1.2	-	-	1.2
Investment Performance	(1.4)	(1.1)	4.3	0.2	2.0
End of Period(2)	$121.4	$62.6	$215.8	$61.2	$461.0
(1) Includes index, structured, asset allocation services and certain other alternative investments.
(2) Approximately $61 billion in Blend Strategies AUM are reported in their respective services.

By Client Domicile
		Institutions	Retail	Private Client	Total
U.S. Clients		$141.5	$82.2	$75.4	$299.1
Non-U.S. Clients		113.0	47.2	1.7	161.9
Total		$254.5	$129.4	$77.1	$461.0

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AllianceBernstein L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
$ thousands, unaudited	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10

Net Revenues, GAAP basis	$727,994	$755,390	$777,561	$757,567	$688,343	$725,086
Exclude:
Deferred compensation-related investment losses (gains)	1,588	(9,740)	(16,677)	(36,013)	36,797	(11,159)
Deferred compensation-related dividends and interest	(524)	(632)	(3,963)	(830)	(920)	(800)
90% of consolidated venture capital fund investment losses (gains)	6,302	8,054	(7,570)	(2,056)	9,304	16,849
Distribution-related payments	(78,557)	(74,756)	(76,411)	(72,501)	(71,015)	(66,750)
Amortization of deferred sales commissions	(9,871)	(10,326)	(11,349)	(11,780)	(12,147)	(12,121)
Pass-through fees & expenses	(9,987)	(8,624)	(9,762)	(8,933)	(7,274)	(6,714)
Adjusted Net Revenues	$636,945	$659,366	$651,829	$625,454	$643,088	$644,391
Operating Income, GAAP basis	$115,626	$138,435	$153,751	$57,480	$107,649	$139,982
Exclude:
Deferred compensation-related investment losses (gains)	1,588	(9,740)	(16,677)	(36,013)	36,797	(11,159)
Deferred compensation-related dividends and interest	(524)	(632)	(3,963)	(830)	(920)	(800)
Deferred compensation-related mark-to-market vesting expense (credit)	908	6,894	7,358	14,158	(19,082)	357
Deferred compensation-related dividends and interest expense	1,196	1,480	6,317	731	810	682
Net impact of deferred compensation-related investments	3,168	(1,998)	(6,965)	(21,954)	17,605	(10,920)
Real estate charges	18	18	116	89,598	-	11,983
Net loss (income) of consolidated entities attributable to non-controlling interests	6,756	8,046	(7,873)	(2,919)	9,339	16,773
Adjusted Operating Income	$125,568	$144,501	$139,029	$122,205	$134,593	$157,818

Operating Margin, GAAP basis excl. non-controlling interests	16.8%	19.4%	18.8%	7.2%	17.0%	21.6%

Adjusted Operating Margin	19.7%	21.9%	21.3%	19.5%	20.9%	24.5%

AllianceBernstein Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
$ thousands except per Unit amounts, unaudited	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Diluted Net Income, GAAP basis	$35,653	$43,923	$43,289	$12,384	$32,256	$47,858
Impact of AllianceBernstein L.P. non-GAAP adjustments	1,162	(722)	(2,451)	24,190	6,290	378
Adjusted Diluted Net Income	$36,815	$43,201	$40,838	$36,574	$38,546	$48,236

Diluted Net Income per Unit, GAAP basis	$0.34	$0.42	$0.42	$0.12	$0.31	$0.46
Impact of AllianceBernstein L.P. non-GAAP adjustments	0.01	(0.01)	(0.02)	0.24	0.06	0.01
Adjusted Diluted Net Income per Unit	$0.35	$0.41	$0.40	$0.36	$0.37	$0.47

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AllianceBernstein L.P.
Notes to Condensed Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on deferred compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests.  In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues.  We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Amortization of deferred sales commissions is offset against net revenues because such costs, over time, essentially offset distribution revenues earned by the company.  Beginning in the first quarter of 2011, we also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues.  These fees have no impact on operating income but they do have an impact on our operating margin.  As such, we exclude these fees from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee deferred compensation-related investments, (2) real estate charges, and (3) the net loss or income of consolidated entities attributable to non-controlling interests.

(1) Prior to 2009, a large proportion of employee compensation was in the form of deferred awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein has economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet.  The full value of the investments’ appreciation (depreciation) is recorded within investment gains and losses on the income statement in the current period.  U.S. GAAP requires the appreciation (depreciation) in the compensation liability to be expensed over the award vesting period in proportion to the vested amount of the award as part of compensation expense.  This creates a timing difference between the recognition of the compensation expense and the investment gain or loss impacting operating income, which will fluctuate over the life of the award and net to zero at the end of the multi-year vesting period.  Although during periods of high market volatility these timing differences have an impact on operating income and operating margin, over the life of the award any impact is ultimately offset.  Because these plans are economically hedged, management believes it is useful to reflect the offset ultimately achieved from hedging the investments’ market exposure in the calculation of adjusted operating income, adjusted operating margin and adjusted diluted net income per Holding Unit, which will produce core operating results from period to period.  The non-GAAP measures exclude gains and losses and dividends and interest on deferred compensation-related investments included in revenues and compensation expense, thus eliminating the timing differences created by different treatment under U.S. GAAP of the market movement on the expense and the investments.

(2) Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

(3) Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund.  We own a 10% limited partner interest in the fund.  Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund.  However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level.  As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income.  Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income.  Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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